Exhibit 99.1

News Release

Release	Immediate
Date	March 25, 2008
Contact	Mark Schurman (616) 654 5498 or mark_schurman@hermanmiller.com
Susan Koole (616) 654 5709 or susan_koole@hermanmiller.com
Address	Herman Miller, Inc., 855 East Main Avenue, PO Box 302, Zeeland, MI 49464-0302
Internet	www.hermanmiller.com

Herman Miller, Inc., Announces Settlement with New York Attorney General

Herman Miller, Inc. announced today that it has reached a settlement agreement with the New York Attorney General (NYAG), on all matters related to an inquiry led by the NYAG of the Minimum Advertised Price Program maintained by the Herman Miller for the Home division. The States of Michigan and Illinois also participated in the investigation and settlement. The investigation began in 2003.

The settlement is implemented through a consent decree that was signed by the parties on March 21, 2008 and filed with the United States District Court in New York. The consent decree applies only to the Herman Miller for the Home division and prohibits Herman Miller for the Home from entering into agreements with its retail distributors relating to the Minimum Advertised Price Program until December 31, 2010. Additionally the company agreed to pay $750,000 to be divided between the states of New York, Michigan and Illinois. The amount had earlier been provided for in the company’s prior financial statements.

In reaching the settlement, all parties acknowledge that the agreement does not constitute either an admission or denial of liability or wrongdoing. Independent of the agreement, Herman Miller categorically denies any wrongdoing.

Herman Miller’s CEO and President Brian Walker stated, “We are pleased to have reached this settlement and put the matter to rest. Our determination to settle was a purely pragmatic business decision that will allow us to eliminate the continuing distraction and expense of the investigation and instead focus on sustaining the success we’ve enjoyed with the Herman Miller for the Home business. Our customers will continue to enjoy the best in authentic, modern residential design as we continue to expand our contemporary and classic designs.”

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About Herman Miller, Inc.
The designs and services of Herman Miller enhance the performance of human habitats worldwide, making customers’ lives more productive, rewarding, delightful, and meaningful. The company’s award-winning products, complemented by furniture management and strategic consulting services, generated over $1.9 billion in revenue during fiscal 2007. Widely recognized both for its innovative products and business practices, Herman Miller is a recipient of the prestigious National Design Award for product design from the Smithsonian Institution’s Cooper-Hewitt, National Design Museum. In 2008 the company was once again cited by FORTUNE magazine as the “Most Admired” company in its industry and named among the “100 Best Companies to Work For” in America. The company trades on the NASDAQ Global Select Market under the symbol MLHR. For additional information, visit www.HermanMiller.com.

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